SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                           FORM 11-K

(Mark One)

    [X]                  Annual Report
               Pursuant to Section 15(d) of the
                Securities Exchange Act of 1934
                         (Fee Required)
            For the fiscal year ended June 30, 1996

                               OR


    [ ]    Transition report pursuant to Section 15(d) of the
                   Securities Exchange Act of 1934
                         (No Fee Required)

            For the transition period from


            Commission File Numbers 33-21160 and 33-23639


           ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN II
                         (Title of the Plan)


                      ATLANTIC RICHFIELD COMPANY
                       515 South Flower Street
                    Los Angeles, California  90071

               (Name and address of principal executive office of the issuer of the securities)

            ATLANTIC RICHFIELD CAPITAL ACCUMULATION PLAN II

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ATLANTIC RICHFIELD CAPITAL
                                   ACCUMULATION PLAN II



                                       /s/ CYNTHIA L. BENGTSON
                                   By ________________________________
                                       CYNTHIA L. BENGTSON
                                       Secretary of the Capital
                                       Accumulation Plan II
                                       Administrative Committee



Date:  December 12, 1996